Exhibit 4.14.4
The taking of this document or any certified copy of it or any other document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf-scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to this document in Austria or sending any e-mail communication to which a pdf-scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to this document to an Austrian addressee.
To: The Bank of New York Mellon and Wilmington Trust (London) Limited, as Collateral Agents, and each Representative under the First Lien Intercreditor Agreement (in each case, as such terms are defined below)
     JOINDER (this “Joinder”) dated as of September 8, 2011 to the First Lien Intercreditor Agreement dated as of November 5, 2009 as amended by Amendment No. 1 and Joinder Agreement dated as of January 21, 2010 (as further amended or supplemented from time to time, the “First Lien Intercreditor Agreement”), among THE BANK OF NEW YORK MELLON AND WILMINGTON TRUST (LONDON) LIMITED, as collateral agents for the Secured Parties (in such capacity and together with their respective successors in such capacity, the “Collateral Agents”), CREDIT SUISSE AG, as Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), THE BANK OF NEW YORK MELLON, as Representative for the Indenture Secured Parties (in such capacity and together with its successors in such capacity, the “2009 Senior Secured Notes Trustee”), THE BANK OF NEW YORK MELLON, as Representative (together with its successors in such capacity, the “2010 Senior Secured Notes Trustee”) under that certain Indenture, dated as of October 15, 2010, among Escrow Issuers (as defined therein), the Bank of New York Mellon and Wilmington Trust (London) Limited, THE BANK OF NEW YORK MELLON, as Representative (together with its successors in such capacity, the “2011 Senior Secured Notes Trustee”) under that certain Indenture, dated as of February 1, 2011, among Issuers (as defined therein), the Bank of New York Mellon and Wilmington Trust (London) Limited, each GRANTOR party thereto (the “Grantors”) and each additional Representative from time to time party thereto for the Additional Secured Parties of the Series with respect to which it is acting in such capacity.

          A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.
          B. The Collateral Agents, the Administrative Agent, the 2009 Senior Secured Notes Trustee, the 2010 Senior Secured Notes Trustee, the 2011 Senior Secured Notes Trustee, the Grantors from time to time party thereto and each additional Representative from time to time party thereto have entered into the First Lien Intercreditor Agreement and pursuant to clause (ii) of Section 5.02(c) of the First Lien Intercreditor Agreement in order to create a Series of Additional Obligations, the undersigned Representative (the “New Representative”) is executing this Joinder as Representative on behalf of the Series of Secured Parties it represents with respect to such Additional Obligations under the First Lien Intercreditor Agreement.
          C. Pursuant to the terms of the First Lien Intercreditor Agreement, the Grantors have entered into an Additional Agreement under which the Grantors have incurred Additional Obligations. Such Additional Agreement is the Indenture dated as of August 9, 2011 (as supplemented by the Supplemental Indentures (as defined below), the “New Senior Secured Notes Indenture”) relating to the issuance of $1,500 million aggregate principal amount of 7.875% senior secured notes due 2019 among RGHL US Escrow II Inc. and RGHL US Escrow II LLC. (together, the “Escrow Issuers”), The Bank of New York Mellon, as trustee, principal paying agent, registrar, transfer agent and collateral agent, The Bank of New York Mellon, London Branch, as paying agent and Wilmington Trust (London) Limited, as additional collateral agent, as supplemented by (i) the First Senior Secured Notes Supplemental Indenture, dated as of the date herof, (the “First Supplemental Indenture”), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., the Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent, and (ii) the Second Senior Secured Notes Supplemental Indenture, dated as of the date hereof (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures”), among Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., Reynolds Group Issuer (Luxembourg) S.A., Beverage Packaging Holdings (Luxembourg) I S.A., the Additional Senior Secured Note Guarantors (as defined therein), The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, and Wilmington Trust (London) Limited, as additional collateral agent.
          D. Pursuant to the terms of the New Senior Secured Notes Indenture and the Security Documents (as defined therein), the Secured Obligations (as defined therein) are secured by the Collateral, and immediately following the effectiveness of this Joinder, shall constitute Additional Obligations under the First Lien Intercreditor Agreement. In connection with the execution of this Joinder, Holdings has on or prior to the date hereof delivered a certificate signed by a Responsible Officer of Holdings as required under Section 5.02(c)(i) of the First Lien Intercreditor Agreement.
          E. In consideration of the mutual agreements contained in the First Lien Intercreditor Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the New Representative, on behalf of the Series of Secured Parties it represents, hereby agrees as follows.
          SECTION 1. In accordance with the First Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under the First Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Representative and the New Representative hereby agrees to all the terms and provisions of the First Lien Intercreditor Agreement applicable to it as a Representative thereunder. Each reference to a “Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.
          SECTION 2. The New Representative represents and warrants to the Collateral Agents, each other Representative and the Secured Parties that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally (regardless of whether enforcement is considered in a proceeding at law or in equity) and subject to general principles of equity.
          SECTION 3. This Joinder shall become effective when the Collateral Agents shall have received a counterpart of this Joinder that bears the signature of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission or e-mail shall be effective as delivery of a manually signed counterpart of this Joinder.
          SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.
          SECTION 5. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. Any provision of this Joinder held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder and under the First Lien Intercreditor Agreement to the New Representative shall be given to it at its address set forth below, or to such other address as such New Representative may hereafter specify.

          SECTION 8. The New Representative agrees to reimburse the Collateral Agents for their respective reasonable out-of-pocket expenses in connection with this Joinder, including the fees, other charges and disbursements of counsel for the Collateral Agents.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First Lien Intercreditor Agreement as of the day and year first above written.

THE BANK OF NEW YORK MELLON, as Trustee under the New Senior Secured Notes Indenture
By	/s/ Catherine F. Donohue
	Name:	Catherine F. Donohue
	Title:	Vice President

Address for Notices:
The Bank of New York Mellon
101 Barclay Street 4-E
New York, NY 10286
Attn: International Corporate Trust
Fax: (212) 815-5366
Email: catherine.donohue@bnymellon.com;
lesley.daley@bnymellon.com
Signature Page to Joinder to
First Lien Intercreditor Agreement

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